AMENDMENT NO. 13 TO THE ADMINISTRATION AGREEMENT

This Amendment No. 13 to the Administration Agreement (this “Amendment”) is made effective as of December 4, 2019, by and between Causeway Capital Management Trust, a Delaware statutory trust (the “Trust”) and SEI Investments Global Funds Services (the “Administrator”).

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended;

WHEREAS, the Trust and the Administrator are parties to an Administration Agreement, as amended (the “Agreement”) dated September 20, 2001, which became effective on the effective date of the Trust’s registration statement on October 16, 2001, for an initial term of five years and which was subsequently extended, most recently through October 31, 2020, and subsequently further amended by Letter Amendment dated December 12, 2017;

WHEREAS, the Trust and the Administrator desire to amend the Agreement to add certain anti-money laundering services to the list of services in Schedule B of the Agreement, on the terms and subject to the conditions provided herein;

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, the parties hereto agree as follows:

1.	Schedule B – List of Services. Schedule B of the Agreement is hereby amended to add the following to the List of Services:

Anti-Money Laundering Services

The Financial Crimes Enforcement Network (“FinCEN”) issues requests for information under Section 314(a) of the USA PATRIOT Act every two weeks. The Trust designates the Administrator to receive 314(a) requests from FinCEN on behalf of the Trust. Upon receiving a request from FinCEN, the Administrator, on behalf of the Trust, will forward the request to the Trust’s transfer agent, DST Systems, Inc., to scan shareholder records for matches with names on the request list as required under Section 314(a). The Administrator will communicate any matches to FinCEN within 2 weeks from the posting date of the 314(a) request. The Trust may register under Section 314(b) of the USA PATRIOT Act. If the Trust so registers, the Trust designates the Administrator to receive 314(b) requests from financial institutions on behalf of the Trust. Upon receiving a 314(b) request from a financial institution, the Administrator, on behalf of the Trust, will forward the request to the Trust’s transfer agent, DST Systems, Inc., to scan shareholder records for matches with names on the request list pursuant to Section 314(b). The Administrator will communicate any matches to the financial institution in accordance with Section 314(b). The Administrator will maintain, for a period of not less than five years, copies of all records and communications, including training materials, as are reasonably necessary, consistent with applicable law, to document the implementation and operation of these anti-money laundering services.

2.	Schedule C – Fees. Schedule C of the Agreement is hereby amended to add the following FinCEN Screening and Reporting Fee to the end of the Fees section of Schedule C:

Flat Fee for FinCEN Screening and Reporting:

$5,000 per annum

3.

Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement, as amended by prior amendments, are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

4.

Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

4.	Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of, the Trust and the Administrator and each of their respective permitted successors and assigns.

5.

Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflict of laws or choice of law rules or principles thereof. To the extent that the applicable laws of the State of Delaware, or any of the provisions of this Agreement, conflict with the applicable provisions of or rules under the Investment Company Act of 1940, the Securities Act of 1933 or the Securities Exchange Act of 1934, the provisions of such statutes and rules shall control.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

CAUSEWAY CAPITAL MANAGEMENT TRUST

By:	/s/ Turner Swan
Name:	Turner Swan
Title:	President

SEI INVESTMENTS GLOBAL FUNDS SERVICES

By:	/s/ John Alshefski
Name:	John Alshefski
Title:	Senior Vice President

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